UNUM Corporation and Subsidiaries
Form 10-Q
June 30, 1997

EXHIBIT 12

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                        Three Months Ended      Six Months Ended
                                             June 30,                June 30,
                                        ------------------      ----------------
(Unaudited - Dollars in millions)        1997         1996       1997       1996
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
Earnings:
 Income from continuing operations
  before income taxes                  $126.4       $106.0     $298.1     $208.7
 Add:  Fixed charges                     13.3         13.2       26.0       26.5
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Earnings as adjusted                   $139.7       $119.2     $324.1     $235.2
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Fixed charges:
   Interest expense                     $10.6       $ 10.4     $ 20.8     $ 20.7
   Interest portion of rent expense       2.7          2.8        5.2        5.8
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Total fixed charges                     $13.3       $ 13.2     $ 26.0     $ 26.5
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Ratio of earnings to fixed charges       10.5          9.0       12.5        8.9
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

For purposes of computing the ratio of earnings to fixed charges, earnings as adjusted consist of income from continuing operations before income taxes and fixed charges. Fixed charges consist of interest expense and the estimated interest portion of rent expense.